EXHIBIT 99.1
PRESS RELEASE	Arch Capital Group Ltd.
NASDAQ Symbol: ACGL	Waterloo House, Ground Floor
For Immediate Release	100 Pitts Bay Road
April 29, 2025	Pembroke HM 08 Bermuda

ARCH CAPITAL GROUP LTD. REPORTS 2025 FIRST QUARTER RESULTS

PEMBROKE, BERMUDA--(BUSINESS WIRE)--Arch Capital Group Ltd. (NASDAQ: ACGL; “Arch,” “our” or “the Company”) announces its 2025 first quarter results. The results included:
•Net income available to Arch common shareholders of $564 million, or $1.48 per share, representing an 11.1% annualized net income return on average common equity, compared to net income available to Arch common shareholders of $1.1 billion, or $2.92 per share, for the 2024 first quarter.
•After-tax operating income available to Arch common shareholders(1) of $587 million, or $1.54 per share, representing an 11.5% annualized operating return on average common equity(1), compared to $933 million, or $2.45 per share, for the 2024 first quarter.
•Pre-tax current accident year catastrophic losses for the Company’s insurance and reinsurance segments, net of reinsurance and reinstatement premiums, of $547 million, primarily related to the California wildfires.
•Favorable development in prior year loss reserves, net of related adjustments, of $167 million.
•Combined ratio excluding catastrophic activity and prior year development(1) of 81.0%, compared to 80.8% for the 2024 first quarter.
•Share repurchases of approximately $196 million.
•Book value per common share of $55.15 at March 31, 2025, a 3.8% increase from December 31, 2024.
Nicolas Papadopoulo, Arch CEO, commented, “We delivered solid results this quarter despite the losses arising from the California wildfires, resulting in an annualized operating return on equity of 11.5%. Although the market has generally become more competitive, we remain optimistic about our prospects to deliver long-term shareholder value. For a company with a strong underwriting culture like Arch, this is a market where we can stand out.”
All earnings per share amounts discussed in this release are on a diluted basis. The following table summarizes the Company’s underwriting results:

(U.S. Dollars in millions)	Three Months Ended March 31,
	2025	2024	% Change
Gross premiums written	$6,463	$5,933	8.9
Net premiums written	4,515	4,085	10.5
Net premiums earned	4,188	3,422	22.4
Underwriting income	417	736	(43.3)
Underwriting Ratios			% Point Change
Loss ratio	61.8%	50.5%	11.3
Underwriting expense ratio (1)	28.3%	28.3%	—
Combined ratio	90.1%	78.8%	11.3

Combined ratio excluding catastrophic activity and prior year development (2)	81.0%	80.8%	0.2
(1)    The ‘Underwriting expense ratio’ for the 2025 period includes ‘Other underwriting income (loss).’ See ‘Comments on Non-GAAP Financial Measures’ for further details.
(2)    See ‘Comments on Non-GAAP Financial Measures’ for further details.

The following table summarizes the Company’s consolidated financial data, including a reconciliation of net income or loss available to Arch common shareholders to after-tax operating income or loss available to Arch common shareholders and related diluted per share results (see ‘Comments on Non-GAAP Financial Measures’ for further details):

(U.S. Dollars in millions, except per share data)	Three Months Ended
	March 31,
	2025	2024
Net income available to Arch common shareholders	$564	$1,110
Net realized (gains) losses (1)	(3)	(67)
Equity in net (income) loss of investment funds accounted for using the equity method	(53)	(99)
Net foreign exchange (gains) losses	27	(31)
Transaction costs and other	10	7
Income tax expense (benefit) (2)	42	13
After-tax operating income available to Arch common shareholders	$587	$933

Diluted per common share results:
Net income available to Arch common shareholders	$1.48	$2.92
Net realized (gains) losses (1)	(0.01)	(0.18)
Equity in net (income) loss of investment funds accounted for using the equity method	(0.14)	(0.26)
Net foreign exchange (gains) losses	0.07	(0.08)
Transaction costs and other	0.03	0.02
Income tax expense (benefit) (2)	0.11	0.03
After-tax operating income available to Arch common shareholders	$1.54	$2.45

Weighted average common shares and common share equivalents outstanding — diluted	381.9	380.5

Beginning common shareholders’ equity	$19,990	$17,523
Ending common shareholders’ equity	20,715	18,525
Average common shareholders’ equity	$20,353	$18,024

Annualized net income return on average common equity	11.1%	24.6%
Annualized operating return on average common equity	11.5%	20.7%
(1)    Net realized gains or losses include realized and unrealized changes in the fair value of equity securities and assets accounted for using the fair value option, realized and unrealized gains and losses on derivative instruments, changes in the allowance for credit losses on financial assets and gains and losses realized from the acquisition or disposition of subsidiaries.
(2)    Income tax expense (benefit) on net realized gains or losses, equity in net income (loss) of investment funds accounted for using the equity method, net foreign exchange gains or losses and transaction costs and other reflects the relative mix reported by jurisdiction and the varying tax rates in each jurisdiction.

Segment Information

The following section provides analysis on the Company’s 2025 first quarter performance by reportable segments. For additional details regarding the Company’s reportable segments, please refer to the Company’s Financial Supplement dated March 31, 2025. The Company’s segment information includes the use of underwriting income (loss) and a combined ratio excluding catastrophic activity and prior year development (see ‘Comments on Non-GAAP Financial Measures’ for further details).
Insurance Segment

	Three Months Ended March 31,
(U.S. Dollars in millions)	2025	2024	% Change

Gross premiums written	$2,645	$2,126	24.4
Net premiums written	1,933	1,542	25.4
Net premiums earned	1,860	1,451	28.2
Other underwriting income	3	—	n/m

Underwriting income	$(2)	$86	(102.3)

Underwriting Ratios			% Point Change
Loss ratio	66.0%	58.9%	7.1
Underwriting expense ratio	34.1%	35.2%	(1.1)
Combined ratio	100.1%	94.1%	6.0

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	9.5%	1.9%	7.6
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(0.5)%	(0.5)%	—
Combined ratio excluding catastrophic activity and prior year development	91.1%	92.7%	(1.6)

On August 1, 2024, the insurance segment completed the acquisition of the U.S. MidCorp and Entertainment insurance businesses from Allianz (“MCE Acquisition”). As such, the insurance segment’s 2025 first quarter results include a full quarter of activity related to the acquired business.
Gross premiums written by the insurance segment in the 2025 first quarter were 24.4% higher than in the 2024 first quarter (4.8% excluding the MCE Acquisition), while net premiums written were 25.4% higher than in the 2024 first quarter (1.2% excluding the MCE Acquisition). Growth in net premiums written excluding the impact of the MCE Acquisition reflected an increase in commercial automobile and other liability–occurrence due, in part, to new business opportunities and rate changes. These increases were mostly offset by reductions in other liability–claims made where markets remained competitive. Net premiums earned in the 2025 first quarter were 28.2% higher than in the 2024 first quarter (1.7% excluding the MCE Acquisition), and reflect changes in net premiums written over the previous five quarters.
The 2025 first quarter loss ratio reflected 9.5 points of current year catastrophic activity, primarily related to the California wildfires, compared to 2.1 points of activity related to the Baltimore bridge collapse along with 1.9 points of current year catastrophic activity in the 2024 first quarter. Estimated net favorable development of prior year loss reserves, before related adjustments, reduced the loss ratio by 0.9 points in the 2025 first quarter, compared to 0.7 points in the 2024 first quarter. The balance of the change in the loss ratio resulted, in part, from the impact of the MCE Acquisition business and changes in the mix of business.
The underwriting expense ratio was 34.1% in the 2025 first quarter, compared to 35.2% in the 2024 first quarter. The impact of the MCE Acquisition lowered the underwriting expense ratio by approximately 1.9 points, primarily due to the effects of the fair value estimation of the assets acquired at closing, including the non-recognition of deferred acquisition costs. The value of policies in force at closing is considered within the value of business acquired, which is amortized through amortization of intangibles.

Reinsurance Segment

	Three Months Ended March 31,
(U.S. Dollars in millions)	2025	2024	% Change

Gross premiums written	$3,494	$3,467	0.8
Net premiums written	2,316	2,266	2.2
Net premiums earned	2,028	1,666	21.7
Other underwriting income	39	2	1,850.0

Underwriting income	$167	$379	(55.9)

Underwriting Ratios			% Point Change
Loss ratio	66.9%	53.0%	13.9
Underwriting expense ratio	24.9%	24.4%	0.5
Combined ratio	91.8%	77.4%	14.4

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	18.3%	1.8%	16.5
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(4.5)%	(2.5)%	(2.0)
Combined ratio excluding catastrophic activity and prior year development	78.0%	78.1%	(0.1)
Gross premiums written by the reinsurance segment in the 2025 first quarter were 0.8% higher than in the 2024 first quarter, while net premiums written were 2.2% higher than in the 2024 first quarter. The growth in net premiums written primarily reflected increases in casualty, property catastrophe and property excluding property catastrophe lines, due in part to rate increases, new business opportunities and growth in existing accounts. These increases were mostly offset by reductions in specialty lines due to non-renewals of structured deals and share reductions. Net premiums earned in the 2025 first quarter were 21.7% higher than in the 2024 first quarter, and reflect changes in net premiums written over the previous five quarters.
The 2025 first quarter loss ratio reflected 21.7 points of current year catastrophic activity, primarily related to the California wildfires, compared to 3.0 points related to the Baltimore bridge collapse along with 1.9 points of current year catastrophic activity in the 2024 first quarter. Estimated net favorable development of prior year loss reserves, before related adjustments, reduced the loss ratio by 5.9 points in the 2025 first quarter, compared to 2.4 points in the 2024 first quarter. The balance of the change in the loss ratio resulted, in part, from changes in the mix of business.
The underwriting expense ratio was 24.9% in the 2025 first quarter, compared to 24.4% in the 2024 first quarter, with the increase reflecting lower contingent commissions on ceded business in the 2025 first quarter due to higher loss activity.

Mortgage Segment

	Three Months Ended March 31,
(U.S. Dollars in millions)	2025	2024	% Change

Gross premiums written	$326	$341	(4.4)
Net premiums written	266	277	(4.0)
Net premiums earned	300	305	(1.6)
Other underwriting income	11	10	10.0

Underwriting income	$252	$271	(7.0)

Underwriting Ratios			% Point Change
Loss ratio	1.1%	(3.0)%	4.1
Underwriting expense ratio	15.0%	17.5%	(2.5)
Combined ratio	16.1%	14.5%	1.6

Prior year development:
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(21.8)%	(25.7)%	3.9
Combined ratio excluding prior year development	37.9%	40.2%	(2.3)
Gross premiums written by the mortgage segment in the 2025 first quarter were 4.4% lower than in the 2024 first quarter, while net premiums written were 4.0% lower. The decrease in net premiums written in the 2025 first quarter primarily reflected a lower level of mortgage originations, mostly in our international businesses.
Estimated net favorable development of prior year loss reserves, before related adjustments, decreased the loss ratio by 20.4 points, compared to 24.4 points in the 2024 first quarter. Such amounts were primarily related to better than expected cure rates. The 2025 first quarter loss ratio, excluding net favorable development, was consistent with the 2024 first quarter.
The underwriting expense ratio was 15.0% in the 2025 first quarter, compared to 17.5% in the 2024 first quarter.

Corporate
The Company’s results include net investment income, net realized gains or losses (which includes realized and unrealized changes in the fair value of equity securities and assets accounted for using the fair value option, realized and unrealized gains and losses on derivative instruments, changes in the allowance for credit losses on financial assets and gains and losses realized from the acquisition or disposition of subsidiaries), equity in net income or loss of investment funds accounted for using the equity method, other income (loss), corporate expenses, transaction costs and other, amortization of intangible assets, interest expense, net foreign exchange gains or losses, income tax items, income or loss from operating affiliates and items related to the Company’s non-cumulative preferred shares.
Investment returns were as follows:

(U.S. Dollars in millions, except per share data)	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Pre-tax net investment income	$378	$405	$327
Per share	$0.99	$1.06	$0.86

Equity in net income (loss) of investment funds accounted for using the equity method	$53	$143	$99
Per share	$0.14	$0.37	$0.26

Pre-tax investment income yield, at amortized cost (1)	4.16%	4.32%	4.14%

Total return on investments (2)	2.02%	(1.05)%	0.80%
(1)    Presented on an annualized basis and excluding the impact of investments for which returns are not included within investment income, such as investments accounted for using the equity method and certain equities.
(2)    See ‘Comments on Non-GAAP Financial Measures’ for further details.
Net investment income for the 2025 first quarter reflected the impact of a reduction of investable assets related to the special cash dividend to common shareholders of $1.9 billion paid in December 2024, along with higher investment expenses primarily related to incentive compensation in the period. Net realized gains were $3 million for the 2025 first quarter, compared to net realized gains of $67 million in the 2024 first quarter, and reflected sales of investments as well as the impact of financial market movements on the Company’s derivatives, equity securities and investments accounted for under the fair value option method.
Amortization of intangible assets was $49 million for the 2025 first quarter, compared to $21 million for the 2024 first quarter. The higher level of expense for the 2025 first quarter reflects the amortization of intangible assets related to the MCE Acquisition, including intangible assets attributed to value of business acquired and distribution relationships.
Transaction costs and other were $10 million for the 2025 first quarter, compared to $7 million for the 2024 first quarter. The 2025 first quarter primarily includes direct costs related to the MCE Acquisition and ongoing integration efforts.
On a pre-tax basis, net foreign exchange losses were $27 million for the 2025 first quarter, compared to net foreign exchange gains of $31 million for the 2024 first quarter. For both periods, such amounts were primarily unrealized and resulted from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Changes in the value of available-for-sale investments held in foreign currencies due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income.
The Company’s effective tax rate on income before income taxes (based on the Company’s annual effective tax rate) was an expense of 17.4% for the 2025 first quarter, compared to 8.3% for the 2024 first quarter. The Company’s effective tax rate on pre-tax operating income available to Arch common shareholders was 11.7% for the 2025 first quarter, compared to 8.5% for the 2024 first quarter. The effective tax rate may fluctuate from period to period based upon the relative mix of income or loss reported by jurisdiction, the level of catastrophic loss activity incurred, and the varying tax rates in each jurisdiction.
Income from operating affiliates for the 2025 first quarter was $17 million, or $0.04 per share, compared to $55 million, or $0.14 per share, for the 2024 first quarter, and primarily reflects amounts related to the Company’s investment in Somers Group Holdings Ltd. and Coface SA.

Conference Call

The Company will hold a conference call for investors and analysts at 9:00 a.m. Eastern Time on April 30, 2025. A live webcast of this call will be available via the Investors section of the Company’s website at http://www.archgroup.com/investors. A recording of the webcast will be available in the Investors section of the Company’s website approximately two hours after the event concludes and will be archived on the site for one year.
Please refer to the Company’s Financial Supplement dated March 31, 2025, which is available via the Investors section of the Company’s website at http://www.archgroup.com/investors. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly for additional information regarding the Company.
Arch Capital Group Ltd., is a publicly listed Bermuda exempted company with approximately $24.3 billion in capital at March 31, 2025. Arch, which is part of the S&P 500 index, provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.
Comments on Non-GAAP Financial Measures

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP financial measures in assessing the Company’s overall financial performance.
This presentation includes the use of “after-tax operating income or loss available to Arch common shareholders,” which is defined as net income available to Arch common shareholders, excluding net realized gains or losses (which includes realized and unrealized changes in the fair value of equity securities and assets accounted for using the fair value option, realized and unrealized gains and losses on derivative instruments, changes in the allowance for credit losses on financial assets and gains and losses realized from the acquisition or disposition of subsidiaries), equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, transaction costs and other, net of income taxes and the use of annualized operating return on average common equity. The presentation of after-tax operating income available to Arch common shareholders and annualized operating return on average common equity are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to net income available to Arch common shareholders and annualized net income return on average common equity (the most directly comparable GAAP financial measures) in accordance with Regulation G is included on page 2 of this release.
The Company believes that net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and transaction costs and other, in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize these items are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, changes in the allowance for credit losses and net impairment losses recognized in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization.
The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments.
Transaction costs and other include integration, advisory, financing, legal, severance, incentive compensation and all other costs directly related to acquisitions. The Company believes that transaction costs and other, due to their non-recurring nature, are not indicative of the performance of, or trends in, the Company’s business performance.

The Company believes that showing net income available to Arch common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to Arch common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies that follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.
The Company’s segment information includes the presentation of consolidated underwriting income or loss and a subtotal of underwriting income or loss. Such measures represent the pre-tax profitability of its underwriting operations and include net premiums earned plus other underwriting income, less losses and loss adjustment expenses, acquisition expenses and other operating expenses. Other operating expenses include those operating expenses that are incremental and/or directly attributable to the Company’s individual underwriting operations. Underwriting income or loss does not include certain income and expense items which are included in corporate. While these measures are presented in the Segment Information footnote to the Company’s Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. The reconciliations of underwriting income or loss to income before income taxes (the most directly comparable GAAP financial measure) on a consolidated basis, in accordance with Regulation G, is shown on the following pages.
Management measures segment performance for its three underwriting segments based on underwriting income or loss. The Company does not manage its assets by underwriting segment and, accordingly, investment income, income from operating affiliates and other items are not allocated to each underwriting segment.
In addition, the Company’s segment information includes the use of a combined ratio excluding catastrophic activity and prior year development, for the insurance and reinsurance segments, and a combined ratio excluding prior year development, for the mortgage segment. These ratios are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to the combined ratio (the most directly comparable GAAP financial measure) in accordance with Regulation G are shown on the individual segment pages. The Company’s management utilizes the adjusted combined ratios excluding current accident year catastrophic events and favorable or adverse development in prior year loss reserves in its analysis of the underwriting performance of each of its underwriting segments. Effective in the 2025 first quarter, the ‘Other operating expense ratio’ includes ‘Other underwriting income (loss).’
Total return on investments includes investment income, equity in net income or loss of investment funds accounted for using the equity method, net realized gains and losses (excluding changes in the allowance for credit losses on non-investment related financial assets) and the change in unrealized gains and losses generated by Arch’s investment portfolio. Total return is calculated on a pre-tax basis and before investment expenses and reflects the effect of financial market conditions along with foreign currency fluctuations. Management uses total return on investments as a key measure of the return generated to Arch common shareholders, and compares the return generated by the Company’s investment portfolio against benchmark returns during the periods presented.

The following tables summarize the Company’s results by segment for the 2025 first quarter and 2024 first quarter and a reconciliation of underwriting income or loss to income or loss before income taxes and net income or loss available to Arch common shareholders:

(U.S. Dollars in millions)	Three Months Ended
	March 31, 2025
	Insurance	Reinsurance	Mortgage	Total
Gross premiums written (1)	$2,645	$3,494	$326	$6,463
Premiums ceded (1)	(712)	(1,178)	(60)	(1,948)
Net premiums written	1,933	2,316	266	4,515
Change in unearned premiums	(73)	(288)	34	(327)
Net premiums earned	1,860	2,028	300	4,188
Other underwriting income (loss) (2)	3	39	11	53
Losses and loss adjustment expenses	(1,228)	(1,356)	(3)	(2,587)
Acquisition expenses	(343)	(417)	(4)	(764)
Other operating expenses (2)	(294)	(127)	(52)	(473)
Underwriting income (loss)	$(2)	$167	$252	417

Net investment income				378
Net realized gains (losses)				3
Equity in net income (loss) of investment funds accounted for using the equity method				53
Other income (loss)				(2)
Corporate expenses (3)				(50)
Transaction costs and other (3)				(10)
Amortization of intangible assets				(49)
Interest expense				(35)
Net foreign exchange gains (losses)				(27)
Income (loss) before income taxes and income (loss) from operating affiliates				678
Income tax benefit (expense)				(121)
Income (loss) from operating affiliates				17
Net income (loss) available to Arch				574
Preferred dividends				(10)
Net income (loss) available to Arch common shareholders				$564

Underwriting Ratios
Loss ratio	66.0%	66.9%	1.1%	61.8%
Acquisition expense ratio	18.5%	20.6%	1.3%	18.3%
Other operating expense ratio (4)	15.6%	4.3%	13.7%	10.0%
Combined ratio	100.1%	91.8%	16.1%	90.1%

Net premiums written to gross premiums written	73.1%	66.3%	81.6%	69.9%

(1)    Certain assumed and ceded amounts related to intersegment transactions are included in individual segment results. Accordingly, the sum of such transactions for each segment does not agree to the total due to eliminations.
(2)    ‘Other underwriting income (loss)’ includes revenue earned from underwriting-related activities covered under existing service contracts.
(3)    Certain expenses have been excluded from ‘Corporate expenses’ and reflected in ‘Transaction costs and other.’ See ‘Comments on Non-GAAP Financial Measures’ for a further discussion of such items.
(4)    The ‘Other operating expense ratio’ for the 2025 period includes ‘Other underwriting income (loss).’

(U.S. Dollars in millions)	Three Months Ended
	March 31, 2024
	Insurance	Reinsurance	Mortgage	Total
Gross premiums written (1)	$2,126	$3,467	$341	$5,933
Premiums ceded (1)	(584)	(1,201)	(64)	(1,848)
Net premiums written	1,542	2,266	277	4,085
Change in unearned premiums	(91)	(600)	28	(663)
Net premiums earned	1,451	1,666	305	3,422
Other underwriting income (loss)	—	2	10	12
Losses and loss adjustment expenses	(854)	(883)	9	(1,728)
Acquisition expenses	(276)	(331)	—	(607)
Other operating expenses	(235)	(75)	(53)	(363)
Underwriting income (loss)	$86	$379	$271	736

Net investment income				327
Net realized gains (losses)				67
Equity in net income (loss) of investment funds accounted for using the equity method				99
Other income (loss)				14
Corporate expenses (2)				(46)
Transaction costs and other (2)				(7)
Amortization of intangible assets				(21)
Interest expense				(34)
Net foreign exchange gains (losses)				31
Income (loss) before income taxes and income (loss) from operating affiliates				1,166
Income tax benefit (expense)				(101)
Income (loss) from operating affiliates				55
Net income (loss) available to Arch				1,120
Preferred dividends				(10)
Net income (loss) available to Arch common shareholders				$1,110

Underwriting Ratios
Loss ratio	58.9%	53.0%	(3.0)%	50.5%
Acquisition expense ratio	19.0%	19.9%	—%	17.7%
Other operating expense ratio	16.2%	4.5%	17.5%	10.6%
Combined ratio	94.1%	77.4%	14.5%	78.8%

Net premiums written to gross premiums written	72.5%	65.4%	81.2%	68.9%

(1)    Certain assumed and ceded amounts related to intersegment transactions are included in individual segment results. Accordingly, the sum of such transactions for each segment does not agree to the total due to eliminations.
(2)    Certain expenses have been excluded from ‘Corporate expenses’ and reflected in ‘Transaction costs and other.’ See ‘Comments on Non-GAAP Financial Measures’ for a further discussion of such items.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.
Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:
•the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;
•acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;
•the Company’s ability to consummate acquisitions and integrate any businesses it has acquired or may acquire into its existing operations;
•the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;
•general economic and market conditions (including inflation, interest rates, unemployment, housing prices, foreign currency exchange rates, prevailing credit terms, tariffs and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets in which the Company operates;
•competition, including increased competition, on the basis of pricing, capacity (including alternative sources of capital), coverage terms or other factors;
•developments in the world’s financial and capital markets and the Company’s access to such markets;
•the Company’s ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;
•the loss and addition of key personnel;
•material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;
•accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, deferred tax assets, contingencies and litigation, and any determination to use the deposit method of accounting;
•greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;
•the adequacy of the Company’s loss reserves;
•severity and/or frequency of losses;
•greater frequency or severity of unpredictable natural and man-made catastrophic events;
•claims resulting from natural or man-made catastrophic events or severe economic events in the Company’s insurance, reinsurance and mortgage businesses could cause large losses and substantial volatility in the Company’s results of operations;
•availability to the Company of reinsurance to manage our net exposures and the cost of such reinsurance;
•the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;
•the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;
•the Company’s investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company’s investments;

•changes in general economic conditions, including sovereign debt concerns or downgrades of U.S. securities by credit rating agencies, which could affect the Company’s business, financial condition and results of operations;
•an incident, disruption in operations or other cyber event caused by cyber attacks, the use of artificial intelligence technologies or other technology on the Company’s systems or those of the Company’s business partners and service providers, which could negatively impact the Company’s business and/or expose the Company to litigation;
•the effect of climate change on the Company’s business;
•the effect of contagious diseases on the Company’s business;
•acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;
•the volatility of the Company’s shareholders’ equity from foreign currency fluctuations, which could increase due to us not matching portions of the Company’s projected liabilities in foreign currencies with investments in the same currencies;
•changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;
•changes in the political environment of certain countries in which the Company operate or underwrite business;
•statutory or regulatory developments, including as to tax matters and insurance and other regulatory matters such as the adoption of legislation that affects Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers, including the implementation of the Organization for Economic Cooperation and Development (“OECD”) Pillar I and Pillar II initiative and the enactment of the Bermuda corporate income tax; and
•the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.
All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company's forward-looking statements speak only as of the date of this press release or as of the date they are made, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts
Arch Capital Group Ltd.	Investor Relations
François Morin: (441) 278-9250	Donald Watson: (914) 872-3616; dwatson@archgroup.com

Source - Arch Capital Group Ltd.
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